UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AmREIT MONTHLY INCOME & GROWTH FUND III, LTD.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6( i )(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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AmREIT MONTHLY INCOME & GROWTH FUND III, LTD.

8 Greenway Plaza, Suite 1000

Houston, Texas 77046

(713) 850-1400

To our Unitholders:

The enclosed Consent Solicitation Statement is being furnished to the holders of units of limited partner interest (“Units”) of AmREIT Monthly Income & Growth Fund III, Ltd., a Texas limited partnership (hereinafter referred to as the “Partnership,” “MIG III,” “we,” “us” or “our”) as of the close of business on January 21, 2011 (the “Record Date”) in connection with the solicitation (the “Solicitation”) of the consent of the holders of Units (“Unitholders”) to the Partnership’s sale of a shopping center property known as The Market @ Lake Houston to our affiliate AmREIT, Inc. (the “Proposed Transaction”). The enclosed Consent Solicitation Statement and the enclosed Consent Form are being mailed to Unitholders on or about January 24, 2011.

Our general partner is AmREIT Monthly Income & Growth III Corporation, or the General Partner, a Texas corporation and wholly owned subsidiary of AmREIT, Inc., a Maryland corporation.  The consent is being solicited on behalf of the General Partner.

The Proposed Transaction has been approved by the General Partner as being in the best interests of the Partnership and the Unitholders.  Consent of the Unitholders for the Proposed Transaction is not required by our Agreement of Limited Partnership or by Texas state law.  Nevertheless, the General Partner believes it to be in our best interest and the interest of our Unitholders prior to consummating the Proposed Transaction to voluntarily seek and procure the affirmative consent of Unitholders (other than the General Partner and its affiliates) holding a majority of the Units outstanding (other than those held by the General Partner and its affiliates). We refer to such affirmative consent as “Disinterested Majority Consent” in this document.  Only Unitholders of record at the close of business on the Record Date are entitled to submit or withhold their consent with respect to the Proposed Transaction.

The sales price for the property has not yet been determined and will be based on two or more independent appraisals, as more fully described in “Proposed Transaction – The Sale Transaction.”  Unitholders are being asked to consent to the Proposed Transaction prior to the final determination of the sales price.  We believe that the market value of the property is between $20 million and $23 million; however, the appraised market value could fall below our estimated range.  If we receive consent constituting a Disinterested Majority Consent, our General Partner will have the authority to complete the sale at a price below our estimated range of $20 to $23 million without resoliciting additional Unitholder consent.

The General Partner unanimously recommends that you affirmatively consent in writing to the Proposed Transaction by marking the CONSENT box on the enclosed Consent Form. Failure to deliver your Consent Form will have the same effect as withholding your consent to the Proposed Transaction. We encourage you, therefore, to review the enclosed Consent Solicitation Statement and to complete, sign, date and return the enclosed Consent Form as soon as possible.

This Solicitation will expire on, and your Consent Form must be received by, the earlier of the date on which we receive the consents to the Proposed Transaction representing Disinterested Majority Consent (but in no event earlier than February 13, 2011), or 11:59 p.m., central standard time, on February 23, 2011 (the “Expiration Date”). The General Partner may extend this Solicitation for a specified period of time or on a daily basis until the consents constituting Disinterested Majority Consent have been received. You may revoke your consent at any time before the earlier of the date we receive the consents constituting Disinterest Majority Consent (which time we will announce once obtained) or 11:59 p.m., central standard time, on the Expiration Date.  To revoke your consent, you must date, sign and deliver to the Partnership a written notice that clearly expresses the revocation of your consent or, in the alternative, you may deliver a properly executed, subsequently dated Consent Form changing your vote from “CONSENT” to “WITHHOLD.”

If you have any questions about the Solicitation, please call our Investor Services Group, at 713-860-4935 or 713-860-4951.

YOUR CONSENT IS IMPORTANT

Important Notice Regarding the Availability of SOLICITATION Materials for the
SOLICITATION ENDING ON FEBRUARY 23, 2011:

The Notice of Consent Solicitation, Consent Solicitation Statement and Consent Form are available at http://amreit.com/fw/main/Proxy-1257.html.

By Order of the Board of Directors of the General Partner, AmREIT Monthly Income & Growth Fund III, Ltd.

January 24, 2011

Houston, Texas

AmREIT MONTHLY INCOME & GROWTH FUND III, LTD.

8 Greenway Plaza, Suite 1000

Houston, Texas 77046

(713) 850-1400

_______________________________________

CONSENT SOLICITATION STATEMENT

_______________________________________

This Consent Solicitation Statement is being furnished to the holders of units of limited partner interest (“Units”) of AmREIT Monthly Income & Growth Fund III, Ltd., a Texas limited partnership (hereinafter referred to as the “Partnership,” “MIG III,” “we,” “us” or “our”) as of the close of business on January 21, 2011 (the “Record Date”) in connection with the solicitation (the “Solicitation”) of the consent of the holders of Units (“Unitholders”) to the Partnership’s sale of a shopping center property known as The Market @ Lake Houston to our affiliate AmREIT, Inc. (the “Proposed Transaction”). This Consent Solicitation Statement and the enclosed Consent Form are being mailed to Unitholders on or about January 24, 2011.

Our general partner is AmREIT Monthly Income & Growth III Corporation, or the General Partner, a Texas corporation and wholly owned subsidiary of AmREIT, Inc., a Maryland corporation (“AmREIT”).  The consent is being solicited on behalf of the General Partner.

This Solicitation will expire on, and your Consent Form must be received by, the earlier of the date on which we receive the affirmative consent of the holders of a majority of the Units held by persons other than the General Partner and its affiliates, which we refer to in this document as “Disinterested Majority Consent” (but in no event earlier than February 13, 2011), or 11:59 p.m., central standard time, on February 23, 2011 (the “Expiration Date”).  The General Partner may extend this Solicitation for a specified period of time or on a daily basis until the consents constituting Disinterested Majority Consent have been received.

The mailing address and telephone number of the Partnership and the General Partner are: 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, (713) 850-1400.

Who Can Consent

Only Unitholders of record as of the close of business on the Record Date who are not the General Partner or an affiliate thereof are entitled to receive notice of and consent to the Proposed Transaction. As of such date, we had 2,800.412 Units outstanding held by 1,160 Unitholders, excluding Units held by the General Partner and its affiliates. You have one vote for each Unit that you owned as of the close of business on the Record Date.

Requirement of Disinterested Majority Consent; How You Consent or Withhold

Consent of the Unitholders for the Proposed Transaction is not required by our Agreement of Limited Partnership (the “Partnership Agreement”) or by the Texas Revised Limited Partnership Act (the “TRULPA”).  Nevertheless, the General Partner believes it to be in our best interest and the interest of our Unitholders to voluntarily seek, prior to consummating the Proposed Transaction, the affirmative consent of Unitholders holding a majority of the outstanding Units other than Units held by the General Partner or its affiliates.  We refer to this as “Disinterested Majority Consent” throughout this document.  If Disinterested Majority Consent to the Proposed Transaction is not obtained by the time the Solicitation expires, we will not consummate the Proposed Transaction.

You may signify your consent to the Proposed Transaction, or withhold your consent, by completing, signing and returning the enclosed Consent Form using the enclosed postage-paid reply envelope no later than the Expiration Date of the Solicitation period.  We encourage you, therefore, to review the enclosed Consent Solicitation Statement and to complete, sign, date and return the enclosed Consent Form as soon as possible.  Failure to sign and return a Consent Form, or returning a Consent Form marked "WITHHOLD" will equate to a vote against the Proposed Transaction.

Consent forms that are signed but not marked "CONSENT" or "WITHHOLD" will be treated as consents in favor of the Proposed Transaction. Unitholders may revoke their consents at any time before the earlier of the date we receive the consents necessary to approve the Proposed Transaction (which time we will announce once obtained) or 11:59 p.m., central standard time, on the Expiration Date.  Unitholders may revoke their consents by dating, signing and delivering a written notice that clearly expresses the revocation of consent to the Partnership, or by delivering a properly executed, subsequently dated Consent Form changing the vote from “CONSENT” to “WITHHOLD.”

No Appraisal Rights

Under the Partnership Agreement and the TRULPA, Unitholders have no right to consent to, vote for or otherwise approve the Proposed Transaction.  The General Partner is voluntarily seeking Disinterested Majority Consent because the Proposed Transaction involves the sale of a shopping center property by the Partnership to AmREIT, Inc., which is the parent of our General Partner and an affiliate of the Partnership.  Accordingly, Unitholders who object to the Proposed Transaction will have no appraisal, dissenters’ or similar rights (i.e., the right to seek a judicial determination of the “fair value” of their Units and to compel the purchase of their Units for cash in that amount) under the TRULPA or our Partnership Agreement, nor will such rights be voluntarily accorded to holders of Units by the Partnership. Thus, Disinterested Majority Consent to the Proposed Transaction will be binding on all holders of Units.

Cost of Consent Solicitation

The cost of soliciting consents from the Unitholders will be borne by the Partnership. The Partnership has made no arrangements and has no understanding with any person regarding the solicitation of consents, and no person has been authorized by the Partnership to give any information or to make any representation in connection with the solicitation of consents. Consents may be solicited on behalf of our General Partner by its directors, executive officers or other employees or by employees of our affiliates in person or by telephone, facsimile or other electronic means. Directors, executive officers and other employees of our General Partner or our affiliates will not be paid any additional compensation for soliciting consents.  Please be advised that AmREIT, Inc. is the parent of the General Partner and is also the proposed purchaser of the shopping center property that is the subject of the Proposed Transaction.  Employees of AmREIT, Inc. will be soliciting consents on behalf of our General Partner.

PROPOSED TRANSACTION

Background

MIG III raised approximately $70 million in equity capital through the sale of Units beginning in April 2005, which after associated issuance and selling costs resulted in approximately $62 million in net proceeds for investment.  MIG III has purchased or invested in eleven different commercial real estate properties including The Market @ Lake Houston.

Over the past year in our communications to limited partners we have delineated the continued challenges that the deep, national recession is having on investment real estate.  These economic times have placed stress on MIG III and its assets due to the scarcity of available debt and equity capital, the failure of certain retail tenants, and a much slower lease-up pace at our properties than was expected, which resulted in the termination of distributions in July 2009.

Currently MIG III has two properties that are facing 2011 debt maturities.  It is expected that MIG III may need to provide additional equity in order to secure replacement financing or the extension of the maturities.  Additionally, we estimate approximately $1.8 million in capital costs related to building costs, tenant improvements and leasing costs related to increasing occupancy within the MIG III properties during 2011.

In order to fund these capital costs described above, the General Partner believes that the best alternative to secure the needed liquidity is to sell The Market @ Lake Houston.  The Market @ Lake Houston property meets AmREIT’s investment criteria and AmREIT recently completed the sale of a portfolio of properties and has the cash available to close this Proposed Transaction.  If we are not able to complete this Proposed Transaction with AmREIT, MIG III will have to obtain liquidity by other means.  This could include: 1) the sale of other assets that may not have maintained their value as well as we believe The Market @ Lake Houston has, or 2) broadly marketing The Market @ Lake Houston for sale to third parties, which would increase the risks associated with a successful sale and would increase the costs (i.e. brokerage commissions) associated with a sale, resulting in the possibility of reduced proceeds to MIG III.

The Property

The Market @ Lake Houston is a 101,799 square foot grocery anchored shopping center situated on 13.86 acres in Atascocita Texas (a northern suburb of Houston Texas).  The property is owned 60% by MIG III and 40% by AmREIT Monthly Income & Growth Fund, Ltd. (“MIG”).  The property was built in 2001 and 2002 and is 100% leased and occupied.  The anchor tenant is HEB Grocery and other major tenants include Five Guys Burgers, Payless Shoesource, Alamo Title Company and Subway.

The following table sets forth the lease expirations of Market@ Lake Houston for the next ten years, including the number of tenants whose leases will expire in the applicable year, the total area in square feet covered by such leases and the percentage of base rent represented by such leases:

Year	No. of Leases Expiring	Total Square Feet of Expiring Leases	Annual Base Rent of Expiring Leases	% of Annual Base Rent Represented by Expiring Leases
2011	1	2,412	$55,476	3.50%
2012	5	9,384	$182,938	11.58%
2013	2	3,503	$85,441	5.41%
2014	1	1,442	$36,050	2.28%
2015	1	1,482	$34,086	2.16%
2016	―	―	―	―
2017	1	80,641	$1,109,736	70.21%
2018	―	―	―	―
2019	―	―	―	―
2020	1	2,963	$77,038	4.86%

The weighted average lease term remaining is approximately 5.6 years and the weighted average annual base rent is approximately $15.53 per square foot.

The property is encumbered with a non-recourse mortgage loan for approximately $15,675,000, with an interest rate of 5.75% and a January 1, 2016 maturity date.

The following table sets forth the historical and projected effective gross revenue, total operating expenses and net operating income for the property from 2008 through a projected 2011:

	2008	2009	2010	Projected 2011
Effective Gross Revenue	$ 2,133,375	$ 2,092,918	$ 2,091,584	$ 2,087,337
Total Operating Expenses	641,001	702,999	625,779	610,246
Net Operating Income	$ 1,492,374	$ 1,389,919	$ 1,465,805	$ 1,477,091

The Sale Transaction

The General Partner believes that it is an appropriate time to sell Market @ Lake Houston given:

•	Occupancy of 100% resulting in growth in Net Operating Income over the past three years;
•	The lease for the anchor tenant, HEB, will mature in six years, creating uncertainty for approximately 70% of the revenue of the property;
•	The mortgage debt on the property matures in January 2016, which is within five years and one year before the HEB lease matures, creating uncertainty for refinancing the property; and
•	The Partnership’s need for liquidity in order to stabilize other properties within the Partnership’s portfolio and to facilitate a capital distribution to Unitholders.

The General Partner believes that the most logical and efficient buyer for the property is AmREIT, Inc., which is the parent of our General Partner, and has an address of  8 Greenway Plaza, Suite 1000, Houston, Texas 77046.  AmREIT is one of the leading owners and operators of premium, high quality retail shopping centers in Texas and has managed the property for us since we invested in Market @ Lake Houston in 2005. Our offering documents require that upon our determination to sell the property that we provide AmREIT the opportunity to purchase the property.

In order to determine the market value for the Market @ Lake Houston to be paid in the Proposed Transaction, each party, at its sole cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years full-time commercial appraisal experience and who is a member of the Appraisal Institute (MAI designation).  Each appraiser shall conduct an independent appraisal of the property to be completed no later than thirty (30) days after the two appraisers are appointed.  If the two appraised values are within five percent (5%) of each other, the market value of the property shall be the median of the two appraisals.  If the two appraisals are more than five percent (5%) apart, a third appraiser meeting the qualifications stated above shall be appointed by the two existing appraisers as quickly as possible, but in no event more than five (5) days after the deadline for completing the first two appraisals.  Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee.  The third appraiser shall be a person who has not previously acted in any capacity for either party within the previous twelve months.  Within thirty (30) days after its selection, the third appraiser shall complete its appraisal of the property.  Upon completion of the third appraisal, if the low appraisal and/or the high appraisal are/is more than five percent (5%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded.  If only one appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), with the resulting quotient being the market value.  If both the low appraisal and the high appraisal are disregarded as stated above, the middle appraisal shall be the market value.

In order to establish best of class governance over this Proposed Transaction, the independent board of directors of AmREIT working with the General Partner have established two separate committees of AmREIT’s board:  the AmREIT Committee and the MIG and MIG III Committee.  Each committee contains three independent directors from the AmREIT board and is led by an independent director who has substantial expertise in valuing commercial real estate.  Each committee will engage their own appraiser (per the above process) and work with the appraiser to complete the appraisal within the 30-day period.

We believe that the market value of the Market @ Lake Houston is between $20 million and $23 million. There are no brokerage commissions that will be paid to related parties or third parties, resulting in a benefit to MIG and MIG III of approximately $630,000 to $840,000.  A portion of the net sales proceeds, up to 75%, will be retained by MIG III in order to fund 2011 capital and financing activities such as refinancing maturing loans that will require additional equity and funding tenant improvements to facilitate the lease-up and stabilization of assets currently owned by MIG III.  Up to 25% of the net sales proceeds will be distributed to the Unitholders within 30 days of completing the Proposed Transaction.   The table below represents the estimated sales proceeds for a sales price within the estimated range:

Estimated Sales Price	Total Net Sales Proceeds	Net Sales Proceeds Allocable to MIG III(1)	Approximate Net Sales Proceeds to be Retained by MIG III	Approximate Net Proceeds to be Distributed to Unitholders
$20.0 million	$4.0 million	$2.4 million	$1.8 million	$0.6 million
$21.5 million	$5.5 million	$3.3 million	$2.5 million	$0.8 million
$23.0 million	$7.0 million	$4.2 million	$3.2 million	$1.0 million

________________

(1) MIG III owns 60% of The Market @ Lake Houston

The appraised market value could fall below our estimated range.  If we receive consents constituting a Disinterested Majority Consent, our General Partner will have the authority to complete the sale at a price below our estimated range of $20 to $23 million without resoliciting additional Unitholder consent.

Security Ownership of Certain Beneficial Owners and Management; Interests of Certain Persons in the Proposed Transaction

We know of no person (including a “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is the beneficial owner of more than five percent of our Units.

We have no officers or directors. Our General Partner owns our sole general partner interest and also owns 32 of our Units, but the General Partner is not entitled to vote any of these outstanding Units on the Proposed Transaction. None of the officers of our General Partner own any of our Units or any other direct interest in the Partnership. The address of the officers of our General Partner is 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

Our General Partner is wholly owned by AmREIT, Inc., who is the proposed purchaser of the Market @ Lake Houston property in the Proposed Transaction.  The board of directors of our General Partner is comprised of a single director, who is also AmREIT’s chief executive officer and  president. The two committees of independent directors appointed to oversee the Proposed Transaction on behalf of the Partnership and AmREIT, Inc. are related to each other, and Unitholders should understand that due to these relationships, neither committee is truly independent of the other.  AmREIT and the Partnership have employed the appraisal process described above and appointed the committees, who are independent of the management team of AmREIT, Inc., in order to establish a fair process for the sale of the subject property.  Moreover, the General Partner has elected to voluntarily seek your consent to the Proposed Transaction to further ensure substantive and procedural fairness in the sale process.

By Order of the Board of Directors of the General Partner,

AmREIT Monthly Income & Growth Fund III, Ltd.

CONSENT FORM

The undersigned, with respect to each unit of limited partnership interest in AmREIT Monthly Income & Growth Fund III, Ltd., a Texas limited partnership (the "Partnership") held of record by the undersigned on January 21, 2011, hereby sets forth his, her or its vote in connection with the written consent solicited by the general partner of the Partnership as described in the Consent Solicitation Statement accompanying this Consent Form.

The undersigned hereby acknowledges receipt of the Consent Solicitation Statement. You may consent to or withhold your consent to the Proposed Transaction by marking the appropriate box set forth in the item below. The consent, when properly executed, will be acted upon in the manner directed by the Limited Partner. A signed but unmarked Consent Form will be deemed to be a “CONSENT” to the Proposed Transaction.

Consent is being solicited on behalf of the General Partner of the Partnership. The General Partner recommends that you “CONSENT” to the Proposed Transaction.

PROPOSED TRANSACTION: The proposed sale of the property known as The Market @ Lake Houston to our affiliate AmREIT, Inc.

Solicitation Statement dated January 24, 2011:

[  ] CONSENT              [  ] WITHHOLD

Date:

Name of Owner(s):

Signature of Owner:

Signature of Joint Owner:

PLEASE SIGN EXACTLY AS YOU HOLD YOUR UNITS. WHEN SUCH INTEREST(S) ARE HELD BY JOINT OWNERS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR,  ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE HAVE SIGNED IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP OR LIMITED LIABILITY COMPANY, PLEASE HAVE SIGNED IN THE ENTITY'S NAME BY AN AUTHORIZED PERSON.

Please return your completed Consent Form to the Partnership using the enclosed postage-paid reply envelope as soon as possible, but no later than February 23, 2011.